Exhibit 10.24

JONES SODA CO.

NON QUALIFIED STOCK OPTION

STOCK OPTION AGREEMENT

Option No. 3

This Stock Option Agreement (“Agreement”) is made and entered into as of the date of grant set forth below (the “Date of Grant”) by and between Jones Soda Co., a Washington corporation (the “Company”), and the participant named below (“Participant”). Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Company’s 2002 Stock Option Plan (the “Plan”).

Participant:

Social Security Number:

Address:

Total Option Shares:

Exercise Price Per Share (US$):

Date of Grant:

Expiration Date:

Type of Stock Option:	Nonqualified Stock Option

1. Grant of Option. The Company hereby grants to Participant an option (the “Option”) to purchase the total number of shares of Common Stock of the Company set forth above (the “Shares”) at the Exercise Price Per Share set forth above (the “Exercise Price”), subject to all of the terms and conditions of this Agreement and the Plan. If designated as an Incentive Stock Option above, the Option is intended to qualify as an “incentive stock option” (“ISO”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”); if designated as a Nonqualified Stock Option above, the Option is not intended to qualify as an ISO under the Code.

2. Exercise of Option.

2.1 Exercise Period of Option. Provided Participant continues to provide services to the Company throughout the specified period, the Option shall be fully vested and become exercisable at the following rate:

2.2 Expiration. The Option shall expire on the Expiration Date set forth above and must be exercised, if at all, on or before the Expiration Date.

3. Termination.

3.1 Termination for Any Reason Except Death or Disability. If Participant’s services are terminated for any reason, except death, disability or Cause, the Option, to the extent (and only to the extent) that it would have been exercisable by Participant on the date of termination, may be exercised by Participant no later than 90 days after the date of termination, but in any event no later than the Expiration Date.

3.2 Termination Because of Death or Disability. If Participant’s services are terminated because of death or disability of Participant, the Option, to the extent (and only to the extent) that it is exercisable by Participant on the date of termination, may be exercised by Participant (or Participant’s legal representative) no later than one year after the date of Termination (or, if required by the policies of the Canadian Venture Exchange applicable to the Company, not more than 90 days in the event of disability), but in any event no later than the Expiration Date.

3.3 Termination for Cause. If Participant’s services are terminated for Cause, the Option shall automatically and fully terminate upon the first notification to Participant of such termination.

3.4 No Obligation to Employ. Nothing in the Plan or this Agreement shall confer on Participant any right to continue in the employ of, or other relationship (whether as an officer, director, consultant or otherwise) with, the Company or any parent, subsidiary or affiliate of the Company, or limit in any way the right of the Company (or any parent, subsidiary or affiliate of the Company) to terminate Participant’s employment or other relationship at any time, with or without Cause.

4. Manner of Exercise.

4.1 Stock Option Exercise Agreement. To exercise this Option, Participant (or in the case of exercise after Participant’s death, Participant’s executor, administrator, heir or legatee, as the case may be) must deliver to the Company an executed stock option exercise agreement in the form attached hereto as Exhibit A, or in such other form as may be approved by the Company from time to time (the “Exercise Agreement”), which shall set forth Participant’s election to exercise the Option, the number of Shares being purchased, any restrictions imposed on the Shares and any representations, warranties and agreements regarding Participant’s investment intent and access to information as may be required by the Company to comply with applicable securities laws. If someone other than Participant exercises the Option, then such person must submit documentation reasonably acceptable to the Company that such person has the right to exercise the Option.

4.2 Limitations on Exercise. The Option may not be exercised unless such exercise is in compliance with all applicable federal and state securities laws, as they are in effect on the date of exercise. The Option may not be exercised as to fewer than 100 Shares unless it is exercised as to all Shares as to which the Option is then exercisable, and the Option may be exercised only for whole shares.

4.3 Payment. The Exercise Agreement shall be accompanied by full payment of the Exercise Price for the Shares being purchased in cash (by check) payable to the Company. Payment may also be made as permitted in the Plan, to the extent deemed acceptable by the Company.

4.4 Tax Withholding. Prior to the issuance of the Shares upon exercise of the Option, Participant must pay or provide for any applicable federal or state withholding obligations of the Company. If the Committee permits, Participant may provide for payment of withholding taxes upon exercise of the Option by requesting that the Company retain Shares with a Fair Market Value equal to the minimum amount of taxes required to be withheld. In such case, the Company shall issue the net number of Shares to the Participant by deducting the Shares retained from the Shares issuable upon exercise.

4.5 Issuance of Shares. Provided that the Exercise Agreement and payment are in form and substance satisfactory to counsel for the Company, and provided that the requirements of any stock exchange upon which the Shares may then be listed are satisfied, the Company shall issue the Shares registered in the name of Participant, Participant’s authorized assignee, or Participant’s legal representative, and shall deliver certificates representing the Shares with the appropriate legends affixed thereto.

5. Notice of Disqualifying Disposition of ISO Shares. If the Option is intended to qualify as an ISO, and if Participant sells or otherwise disposes of any of the Shares acquired pursuant to the Option on or before the later of (a) the date two years after the Date of Grant, and (b) the date one year after issuance of such Shares to Participant upon exercise of the Option, Participant shall immediately notify the Company in writing of such disposition. Participant acknowledges that Participant may be subject to income tax withholding by the Company on the compensation income recognized by Participant from the early disposition by payment in cash or out of the current wages or other compensation payable to Participant.

6. Compliance with Laws and Regulations. The exercise of the Option and the issuance and transfer of Shares shall be subject to compliance by the Company and Participant with all applicable requirements of federal and state securities laws and with all applicable requirements of any stock exchange on which the Company’s Common Stock may be listed at the time of such issuance or transfer. Participant understands that the Company is under no obligation to register or qualify the Shares with the Securities and Exchange Commission, any state securities commission or any stock exchange to effect such compliance.

7. Nontransferability of Option. The Option may not be transferred in any manner other than by will or by the laws of descent and distribution and may be exercised during the lifetime of Participant only by Participant. The terms of the Option shall be binding upon the executors, administrators, successors and assigns of Participant.

8. Tax Consequences. If the Option is granted intending to qualify as an ISO under federal income tax law, but the Company does not represent or guarantee that the Option qualifies as such. Participant agrees and acknowledges that there are or may be federal and state income tax consequences to Participant as a result of the exercise of the Option and disposition of the Shares. PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS BEFORE EXERCISING THE OPTION OR DISPOSING OF THE SHARES.

9. Privileges of Stock Ownership. Participant shall not have any of the rights of a shareholder with respect to any Shares until Participant exercises the Option and pays the Exercise Price.

10. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by Participant or the Company to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on the Company and Participant.

11. Entire Agreement. The Plan is incorporated herein by reference. This Agreement and the Plan constitute the entire agreement of the parties and supersede all prior undertakings and agreements with respect to the subject matter hereof.

12. Notices. Any notice required to be given or delivered to the Company under the terms of this Agreement shall be in writing and addressed to the Corporate Secretary of the Company at its principal corporate offices. Any notice required to be given or delivered to Participant shall be in writing and addressed to Participant at the address indicated above or to such other address as such party may designate in writing from time to time to the Company. All notices shall be deemed to have been given or delivered upon: personal delivery; three days after deposit in the United States mail by certified or registered mail (return receipt requested); one business day after deposit with any return receipt express courier (prepaid); or one business day after transmission by facsimile (transmission confirmed).

13. Successors and Assigns. The Company may assign any of its rights under this Agreement. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer set forth herein, this Agreement shall be binding upon Participant and Participant’s heirs, executors, administrators, legal representatives, successors and assigns.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington, without regard to its provisions regarding conflicts of laws.

15. Limitation on Rights; No Right to Future Grants; Extraordinary Item of Compensation. By entering into this Agreement and accepting the grant of the Option evidenced hereby, you acknowledge: (a) that the Plan is discretionary in nature and may be suspended or terminated by the Company at any time; (b) that the grant of the Option is a one-time benefit which does not create any contractual or other right to receive future grants of options, or benefits in lieu of options; (c) that all determinations with respect to any such future grants, including, but not limited to, the times when options will be granted, the number of shares subject to each option, the option price, and the time or times when each option will be exercisable, will be at the sole discretion of the Company; (d) that your participation in the Plan is voluntary; (e) that the value of the Option is an extraordinary item of compensation which is outside the scope of your employment contract, if any; (f) that the Option is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments; (g) that the vesting of the Option ceases upon termination of employment or service relationship with the Company for any reason except as may otherwise be explicitly provided in the Plan or this Agreement; (h) that the future value of the underlying Shares is unknown and cannot be predicted with certainty; and (i) that if the underlying Shares do not increase in value, the Option will have no value.

16. Employee Data Privacy. By entering this Agreement, you (a) authorize the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its affiliates any information and data the Company requests in order to facilitate the grant of the Option and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company and its agents to store and transmit such information in electronic form.

17. Acceptance. Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. Participant has read and understands the terms and provisions thereof, and accepts the Option subject to all the terms and conditions of the Plan and this Agreement. Participant acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares and that Participant should consult a tax adviser prior to such exercise or disposition.

DATED as of the Date of Grant set forth above.

JONES SODA CO.

By:
Its:
Name:

Participant acknowledges receipt of a copy of the Plan, a copy of which is annexed hereto; represents that Participant is familiar with the terms and provisions of the Plan and this Agreement; and hereby accepts this Option subject to all of the terms and provisions of the Plan and this Agreement. Participant further acknowledges that if the Plan has not been approved by the Company’s shareholders as of the Date of Grant of this Option, this Option shall not be exercisable until such approval has been obtained.

Participant:

(Signature)

(Print Name)

Date signed:

EXHIBIT A

STOCK OPTION EXERCISE NOTICE

AND

INVESTMENT REPRESENTATION STATEMENT

To:	Jones Soda Co.

234 9th Avenue North

Seattle, WA 98109

Attn: Secretary

This Notice of Exercise is made and entered into as of                     , 20         (the “Effective Date”) by the purchaser named below (the “Purchaser”) in connection with stock options granted to Purchaser by Jones Soda Co., a Washington corporation (the “Company”). Capitalized terms not defined herein shall have the respective meanings ascribed to them in the Company’s 2002 Stock Option Plan (the “Plan”).

Purchaser:

Total Number of Shares:

Purchase Price Per Share:

Total Purchase Price:

Option Date of Grant:

1. Exercise of Option.

1.1 Exercise. Pursuant to exercise of that certain option (“Option”) granted to Purchaser under the Plan and subject to the terms and conditions of this Agreement, Purchaser hereby elects to purchases from the Company the total number of shares set forth above (“Shares”) of the Company’s Common Stock at a purchase price per share set forth above for a total purchase price set forth above (the “Purchase Price”).

1.2 Title to Shares. The exact spelling of the name(s) under which Purchaser will take title to the Shares is:

Purchaser desires to take title to the Shares as follows:

[ ]	Individual, as separate property
[ ]	Husband and wife, as community property
[ ]	Joint Tenants
[ ]	Alone or with spouse as trustee(s) of the following trust (including date):

[ ]	Other; please specify:

1.3 Payment. Purchaser hereby delivers payment of the Purchase Price in the manner permitted in the Stock Option Agreement by delivery of a check for the full Purchase Price.

2. Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company that:

2.1 Agrees to Terms of the Plan. Purchaser has received a copy of the Plan and the Stock Option Agreement, has read and understands the terms of the Plan, the Stock Option Agreement and this Exercise Agreement, and agrees to be bound by their terms and conditions. Purchaser acknowledges that there may be adverse tax consequences upon exercise of the Option or disposition of the Shares, and that Purchaser should consult a tax adviser prior to such exercise or disposition.

2.2 Purchase for Own Account for Investment. Purchaser is purchasing the Shares for Purchaser’s own account for investment purposes only and not with a view to, or for sale in connection with, a distribution of the Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”). Purchaser has no present intention of selling or otherwise disposing of all or any portion of the Shares and no one other than Purchaser has any beneficial ownership of any of the Shares.

2.3 Access to Information. Purchaser has had access to all information regarding the Company and its present and prospective business, assets, liabilities and financial condition that Purchaser reasonably considers important in making the decision to purchase the Shares. Purchaser has had ample opportunity to ask questions of the Company’s representatives concerning such matters and this investment and all such questions have been answered to Purchaser’s full satisfaction.

2.4 Understanding of Risks. Purchaser is fully aware of (i) the highly speculative nature of the investment in the Shares, (ii) the financial hazards involved, (iii) the potential lack of liquidity of the Shares and the restrictions on transferability of the Shares (e.g., that Purchaser may not be able to sell or dispose of the Shares or use them as collateral for loans), (iv) the qualifications and backgrounds of the management of the Company; and (v) the tax consequences of investment in the Shares. Purchaser is capable of evaluating the merits and risks of this investment, has the ability to protect Purchaser’s own interests in this transaction and is financially capable of bearing a total loss of this investment.

2.5 Compliance with Securities Laws. Purchaser understands that the Shares have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of his or her investment intent as expressed herein. In this connection, Purchaser understands that, in the view of the Securities and Exchange Commission (“SEC”), the statutory basis for such exemption may be unavailable if his or her representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

3. Restricted Securities.

3.1 No Transfer Unless Registered or Exempt. Purchaser understands that Purchaser may not transfer any Shares and must hold the Shares indefinitely unless such Shares are registered under the Securities Act or qualified under applicable state securities laws or unless, in the opinion of counsel to the Company, exemptions from such registration and qualification requirements are available. Purchaser understands that only the Company may file a registration statement with the SEC and that the Company is under no obligation to do so with respect to the Shares. Purchaser has also been advised that exemptions from registration and qualification may not be available or may not permit Purchaser to transfer all or any of the Shares in the amounts or at the times proposed by Purchaser.

3.2 Legends. Purchaser understands and agrees that until or unless the Shares are registered under the Securities Act, the certificate evidencing the Shares will be imprinted with a legend that prohibits the transfer of the Shares unless they are registered or such registration is not required in the opinion of counsel for the Purchaser satisfactory to the Company.

4. Tax Consequences. PURCHASER UNDERSTANDS THAT PURCHASER MAY SUFFER ADVERSE FEDERAL OR STATE TAX CONSEQUENCES AS A RESULT OF PURCHASER’S PURCHASE OR DISPOSITION OF THE SHARES. PURCHASER ACKNOWLEDGES THAT SHE/HE HAS BEEN ADVISED TO CONSULT WITH HER/HIS OWN TAX ADVISER IN CONNECTION WITH THE PURCHASE OR DISPOSITION OF THE SHARES AND THAT PURCHASER HAS HAD AN OPPORTUNITY TO DO SO. PURCHASER IS NOT RELYING ON THE COMPANY FOR ANY TAX ADVICE.

5. Compliance with Laws and Regulations. The issuance and transfer of the Shares will be subject to and conditioned upon compliance by the Company and Purchaser with all applicable state and federal laws and regulations and with all applicable requirements of any stock exchange or automated quotation system on which the Company’s Common Stock may be listed or quoted at the time of such issuance or transfer.

6. Governing Law; Severability. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Washington, without regard to conflicts of laws. If any provision of this Agreement is determined by a court of law to be illegal or unenforceable, then such provision will be enforced to the maximum extent possible and the other provisions will remain fully effective and enforceable.

7. Entire Agreement. The Plan and this Agreement, together with all its Exhibits, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede all prior understandings and agreements, whether oral or written, between the parties hereto with respect to the specific subject matter hereof.

EXECUTED as of the Effective Date.

PARTICIPANT

SSN:
(Signature)

Address:
(Please print name)